Exhibit 99.3

TOPS HOLDING II CORPORATION ANNOUNCES TENDER OFFER FOR ITS

8.750%/9.500% SENIOR NOTES DUE 2018

Williamsville, NY, May 26, 2015 - Tops Holding II Corporation ( “Tops Holding II” or the “Issuer”), announced today that it has commenced a cash tender offer (the “Offer”) for up to $50.0 million (the “Maximum Tender Amount”) of its $150 million aggregate principal amount of outstanding 8.750%/9.500% senior notes due 2018 (CUSIP Nos. 89078XAB3) (the “Notes”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on June 22, 2015, unless extended or earlier terminated (the “Expiration Time”).

The total consideration for each $1,000 principal amount of the Notes validly tendered at or before 5:00 p.m. New York City time, on June 8, 2015 (such date and time, as may be extended, the “Early Tender Date”) and accepted for purchase will be $1,020.00 per $1,000 principal amount of Notes (the “Total Consideration”), which includes a payment of $30.00 per $1,000 principal amount of Notes tendered (the “Early Tender Premium”).

Holders who validly tender, and do not validly withdraw, their Notes at or before the Early Tender Date and whose Notes are accepted for purchase, will be eligible to receive the Total Consideration. Holders who validly tender, and do not validly withdraw, their Notes after the Early Tender Date, but at or before the Expiration Time, and whose Notes are accepted for purchase will be eligible to receive the Total Consideration less the Early Tender Premium (the “Tender Offer Consideration”). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date on their purchased Notes up to, but not including, the applicable settlement date.

The Issuer currently expects the settlement date for Notes tendered before the Early Tender Date to be on or about June 9, 2015. Tendered Notes may be withdrawn at or before 5:00 p.m., New York City time, on June 8, 2015 (unless extended, the “Withdrawal Time”), but not thereafter, except under limited circumstances. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction or waiver of certain conditions including: (1) consummation of a capital markets debt financing raising proceeds in an amount sufficient to fund a portion of the Offer and related payments, and (2) certain other customary conditions. The Offer is not conditioned on the completion of the concurrent offer to purchase by Tops Holding LLC, Tops Markets, LLC and Tops Markets II Corporation for their 8.875% Senior Secured Notes due 2017.

If more than the Maximum Tender Amount of Notes are validly tendered, and Notes are accepted for purchase, the amount of Notes that will be purchased will be prorated as described in the Offer to Purchase dated May 26, 2015. If, at the Early Tender Date, the aggregate principal amount of Notes tendered equals or exceeds the Maximum Tender Amount, we do not expect to accept for purchase any Notes tendered after the Early Tender Date. If, at the Early Tender Date, the aggregate principal amount of Notes validly tendered is less than the Maximum Tender

Amount, we expect to accept for purchase all Notes validly tendered before the Early Tender Date, and only Notes validly tendered after the Early Tender Date and before the Expiration Time will be subject to possible proration. The Issuer reserves the right, but is not obligated, to increase the Maximum Tender Amount in its sole discretion.

The complete terms and conditions of the Offer are described in the Offer to Purchase dated May 26, 2015, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (866) 864-7964 (U.S. toll free) or, for banks and brokers, at (212) 269-5550.

The Issuer has engaged BofA Merrill Lynch to act as the exclusive dealer manager in connection with the Offer. Questions regarding the terms of the Offer may be directed to BofA Merrill Lynch, at (888) 292-0070 (U.S. toll free) and (980) 387-2113 (collect).

The Issuer and the dealer manager or the depositary and information agent or their respective affiliates are not making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer.

This announcement is not an offer to purchase or, a solicitation of an offer to purchase with respect to any securities. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

About Tops Holding II Corporation

Tops is a leading supermarket retailer in the upstate New York, Pennsylvania and Vermont, with 159 full-service supermarkets operated under the Tops banner and one under the Orchard Fresh banner, with an additional five franchise supermarkets. Supported by strong customer loyalty and attractive supermarket locations, Tops brand is widely recognized as a strong retail supermarket brand name in their market area. Tops is headquartered in Williamsville, New York and has over 15,000 associates.

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